Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Announces 2003 Financial Results

-Highlights Product Development Progress-

Plymouth Meeting, PA, March 25, 2004—Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2003 and highlighted product development progress for its product candidates.

Financial Highlights

For the year ended December 31, 2003, the Company reported a net loss applicable to common shareholders of $12.5 million, or $(0.32) per share, as compared to a net loss of $12.2 million, or $(0.35) per share, for the year ended December 31, 2002. For the quarter ended December 31, 2003, the Company reported a net loss applicable to common shareholders of $4.3 million, or $(0.10) per share, compared to a net loss of $1.8 million, or $(0.05) per share, for the same period in 2002. The net loss applicable to common shareholders for the year ended December 31, 2003 includes a non-cash, non-recurring charge of $3,050,000 or $(0.08) per share attributable to the accelerated amortization of the beneficial conversion feature related to the issuance of the Series C-1 and C-2 convertible preferred stock, as a result of the conversion of all of the Series C-1 convertible preferred stock and the occurrence of the Series C-2 convertible preferred stock price trigger in the third quarter of 2003. The loss from operations for the year and quarter ended December 31, 2003 was $9,416,000 and $4,361,000, respectively, as compared to $12,259,000 and $1,832,000 for the same periods in 2002.

Genaera’s research and development expenses for the full year 2003 decreased, as compared to 2002, from $10.7 million in 2002 to $8.1 million in 2003, due to reduced manufacturing efforts, the absence of the one-time accrual of severance and related costs associated with the realignment of operations in August and November of 2002, and cost containment initiatives. The reductions were partially offset by increased squalamine development efforts. Research and development expenses for the three-month period ended December 31, 2003 increased significantly, as compared to the same period in 2002, from $1.5 million in 2002 to $3.6 million in 2003 due to increased squalamine development efforts.

Genaera’s general and administrative expenses for the full year 2003 decreased, as compared to 2002, from $3.1 million in 2002 to $2.4 million in 2003 due primarily to reduced payroll and related costs associated with the realignment of operations in 2002, gains from the sale of excess equipment, and continuing cost containment initiatives. General and administrative expenses for the three-month period ended December 31, 2003 increased, as compared to the same period in 2002, from $690,000 in 2002 to $923,000 in 2003 due principally to small increases in several categories of general corporate expenses.

During the quarter ended December 31, 2003, the Company raised gross proceeds of $8.5 million through the sale of 2,050,000 shares of its common stock in a registered direct equity placement to institutional investors. The Company’s cash and investment balance at December 31, 2003 was $13.1 million.

In January 2004, the Company raised gross proceeds of $20.0 million through the sale of 4,950,500 shares of its common stock in a registered direct equity placement to institutional investors.

“Going forward, we plan to aggressively pursue the development of squalamine for “wet” age-related macular degeneration, our most-promising near-term opportunity,” commented Roy C. Levitt, President and Chief Executive Officer of Genaera. “One of our most important 2004 corporate objectives is the initiation of several key U.S. macular degeneration clinical trials for squalamine. We continue to be engaged in active discussions regarding potential development partnerships and consider this effort to be another major corporate objective. We intend to elaborate more on the status of the squalamine macular degeneration program, including clinical updates, during the second quarter of 2004.”

Product Development Highlights for 2003

SQUALAMINE: In 2003, Genaera reported strong clinical results, including improved vision, for the Phase I/II clinical trial of its systemically administered anti-angiogenic drug, squalamine, for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as “wet” AMD. Of patients treated with squalamine, 100% had preserved or improved vision four months after initiation of therapy. Ten patients (26%) had three lines or greater improvement in visual acuity, and 29 patients (74%) had preserved vision. The greatest degree of improvement was eight lines, from 20/125 to 20/20 vision. Squalamine dosing in the study consisted of four weekly doses of squalamine, with no further maintenance therapy, and follow up evaluations at two and four months. There were no withdrawals from therapy or drug related serious adverse events in the trial.

In June 2003, Genaera reported promising interim results for squalamine in its phase IIb non-small cell lung cancer (NSCLC) clinical trial. The results reported were for objective response rate. The multi-center randomized lung cancer study is evaluating 45 patients receiving weekly dosing of squalamine, combined with weekly chemotherapy of carboplatin and paclitaxel, in patients with Stage IIIB or Stage IV advanced disease. Two patients were withdrawn for intercurrent illness before receiving any study medication. Of the 43 patients receiving study medications, 21 received a squalamine dose of 100 mg/m2, and the 22 received a dose of 200 mg/m2. Objective responses occurred in 23% of the patients (10 of 43; 1 complete and 9 partial responses), with five responses in each of the two dose groups. An objective response is defined as a 50% or greater reduction in tumor size, measured bi-dimensionally by CT Scan, lasting at least 4 weeks, with no new lesions appearing, as rated by the investigators and radiologists. Additional results from this study are maturing, including survival data and it is anticipated that a presentation of the additional results will be made at the 2004 ASCO meeting.

The first clinical trial of squalamine in the treatment of prostate cancer is ongoing, supported by a $1.1 million grant to the University of Chicago. The Phase II trial is designed as an open-label randomized study to evaluate the activity and tolerability of squalamine in conjunction with anti-androgen therapy in patients undergoing radical prostatectomy. Patients receive weekly dosing of squalamine (100 mg/m2) for either 6 or 12 weeks. Funding also supports adjunct research studies to investigate the anti-angiogenic effects of squalamine treatment on the surgically removed prostate cancers. In preclinical studies, squalamine eradicated established tumors in human prostate cancer-xenografted mice when applied in conjunction with androgen ablation.

In August 2003, researchers at the University of California, Los Angeles (UCLA) Medical Center and Jonsson Comprehensive Cancer Center received a grant funding further investigation of the potential for squalamine as a treatment for breast cancer. The preclinical research at UCLA will be lead by Richard J. Pietras, PhD, MD, Associate Professor of Medicine, and funded through a $457,500 grant over three years from the United States Department of Defense, Breast Cancer Research Program.

IL9 ANTIBODY: Our development partner, MedImmune, Inc., submitted an Investigational New Drug application for the IL9 antibody with the FDA in the fourth quarter of 2003.

LOMUCIN™: A Phase II clinical trial for LOMUCIN in cystic fibrosis was concluded in 2003, which assessed the preliminary effects of LOMUCIN on pulmonary function, as well as tolerance. The trial was a randomized, double-blind study conducted in Ireland in 55 individuals with CF. Patients were treated with 740 mgs of LOMUCIN three times daily for four weeks, or matching placebo. In the trial, 36 individuals were randomized to LOMUCIN and 19 to placebo. The results demonstrated a strong safety profile for the drug, and maintenance of existing lung function in people with CF receiving LOMUCIN, compared to a decline in those receiving placebo.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for wet AMD, lung cancer, prostate cancer and in other indications), the IL-9 antibody program and the small molecule mucoregulator program. You may identify some of these forward looking-statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine and LOMUCIN™, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including

MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2003	2002	2003	2002
Revenues	$1,113	$1,517	$113	$315

Costs and expenses
Research and development	8,092	10,691	3,551	1,457
General and administrative	2,437	3,085	923	690

	10,529	13,776	4,474	2,147

Loss from operations	(9,416)	(12,259)	(4,361)	(1,832)
Interest income	88	260	25	45
Interest expense	(65)	(157)	—	(34)

	23	103	25	11

Net loss	(9,393)	(12,156)	(4,336)	(1,821)
Dividends on preferred stock, including amount attributable to a beneficial conversion feature of $3,050 for 2003	3,085	73	—	19

Net loss applicable to common	$(12,478)	$(12,229)	$(4,336)	$(1,840)

Net loss applicable to common stockholders per share—basic and diluted	$(0.32)	$(0.35)	$(0.10)	$(0.05)

Weighted average shares outstanding—basic and diluted	38,634	34,894	45,629	35,666

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	December 31,
	2003	2002
Cash and investments	$13,135	$9,400
Prepaid expenses and other current assets	264	186
Fixed assets, net	1,095	1,541
Other assets	59	64

Total assets	$14,553	$11,191

Current liabilities	$2,883	$3,859
Long-term liabilities	1,048	1,704
Redeemable convertible preferred stock	—	1,117
Stockholders’ equity	10,622	4,511

Total liabilities and stockholders’ equity	$14,553	$11,191